Exhibit 23(a)










                 CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 of Omnicare, Inc. of our report dated
February 5, 1996 appearing on page 22 of the Annual Report to Shareholders which is incorporated in the Annual Report on Form 10-K for the year ended December 31, 1995. Such report refers to our reliance on other auditors with respect to the results of operations and cash flows of Evergreen Pharmaceutical, Inc. and Evergreen Pharmaceutical
East, Inc. for the year ended December 31, 1993.

We also consent to the reference to us under the heading
"Experts" in such Prospectus.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Cincinnati, Ohio
June 5, 1996